UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6340 Quadrangle Drive, Suite 100, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2013, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a development and supply agreement with the One2One™ contract manufacturing group of Hospira Worldwide, Inc. whereby Hospira will assist us in the development of an intravenous form of solithromycin (in glass vials) and will provide our supply of that product for development purposes. If we receive regulatory approval for such form of solithromycin, we will purchase from Hospira at least 80% of our and our affiliates’ requirements of such product for commercial sale as a human pharmaceutical product in the United States, the European Union, Canada, Norway and Switzerland (the “Territory”).

We will pay one price for clinical supplies of solithromycin and another price for commercial supplies. Beginning in 2014, Hospira may increase the price of the product for commercial use once annually by the increase in Hospira’s manufacture of the product or the annual increase of a specified inflation index. The per unit price of our commercial supply will decrease if we purchase specified volumes in a given year. Additionally, we will pay Hospira certain development fees, with specified amounts becoming payable at defined stages of the development of the product.

Each year during which we or our affiliates commercially sell the product, we are required to purchase a specified minimum percentage of our forecasted amount of product required for that year. We must supply Hospira at no cost the active pharmaceutical ingredient for the product. If Hospira fails to supply a specified percentage of product, we may purchase all or a portion of our or our affiliates’ requirements of the product from an alternative supplier until Hospira remedies the supply failure. However, if Hospira’s failure to supply the product is a result of our failure to supply Hospira with the active pharmaceutical ingredient for the product, we will remain liable for the purchase order, regardless of whether Hospira produces the product.

Unless earlier terminated, the agreement will remain in effect until the end of the third year after we, our affiliate, or our licensee first commercially sells the product in the Territory. Thereafter, the agreement will automatically renew for an indefinite period. Beginning one year after our, our affiliate’s or any licensee’s first commercial sale of the product in the Territory, either party may terminate the agreement at will upon 24 months’ notice. Prior to the completion of the development of the product or the submission of an application for regulatory approval in the Territory, either party may terminate the development project or the agreement if such party determines the development of intravenous solithromycin under the agreement is not clinically, commercially or technically feasible. Either party may terminate the agreement if the other party becomes involved in bankruptcy, insolvency or similar proceedings, materially breaches the agreement and such breach remains uncured for a period of 60 days following notice of the breach, or is unable to perform its obligations for 180 days by reason of force majeure. If we or our affiliate licenses or grants a third party exclusive rights to sell, offer for sale, or otherwise commercialize the products in one or more countries, we may terminate the agreement in respect of such products and countries upon 24 months’ notice given at any time following the end of the first commercial year.

The development and supply agreement is otherwise subject to such terms and conditions as are reasonably customary for supply agreements of similar type. The description of the supply agreement with Hospira provided above is qualified in its entirety by reference to the full and complete terms contained in the agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: July 9, 2013	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer